Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made on this 20th day of May, 2002, between MISSION COMMUNITY BANK, N.A. (“Bank”), having a principal place of business at 581 Higuera Street, San Luis Obispo, California 93406, and ANITA M. ROBINSON (“Executive”), whose residence is 8570 Corriente Road, Atascadero, California 93422, with reference to the following:

W I T N E S S E T H

WHEREAS, Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America, with power to own property and carry on its business as it is now being conducted;

WHEREAS, Bank desires to continue to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of its business; and

WHEREAS, the parties hereto desire to specify the terms of Executive’s continued employment by Bank;

NOW, THEREFORE, in consideration of the mutual covenants hereafter set forth, it is agreed that effective January 1, 2002 (the “Effective Date”), the following tems and condition shall apply to Executive’s employment:

A G R E E M E N T

A.                                                                                   TERM OF EMPLOYMENT

1.  Term.  Bank hereby employs Executive and Executive hereby accepts employment with Bank for the period of five (5) years (the “Term”) commencing with the Effective Date; subject, however, to prior termination of this Agreement as hereinafter provided. Where used herein, “Term” shall refer to the entire period of employment of Executive by Bank hereunder, whether for the period provided above, including any extensions thereof, or whether terminated earlier as hereinafter provided.

B.                                                                                     DUTIES OF EXECUTIVE

1.                                       Duties.  Executive shall perform the duties of President and Chief Executive Officer of Bank, which includes, but are not limited to those duties specified on Bank’s Job Description for the position of President and Chief Executive Officer, subject to the powers by law vested in the Board of Directors of Bank and in Bank’s shareholders. However, the duties of Executive may be changed from time to time by the mutual consent of Executive and Bank without resulting in a recission of this Agreement. Notwithstanding any such change from the duties originally assigned and specified above, or hereafter assigned, the employment of

Executive shall be construed as continuing under this Agreement as modified; provided, however, any material changes in Executive’s duties, without Executive’s consent, shall be construed as a termination of Executive without cause. During the Term, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and Bank’s Articles of Association and Bylaws.

2.  Conflicts of Interests.  Except as permitted by the prior written consent of the Board of Directors of Bank, Executive shall devote Executive’s entire productive time, ability and attention to the business of Bank during the Term and Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with Bank’s interests.

C.                                                                                     COMPENSATION

1.                                       Base Salary.  For Executive’s services hereunder, Bank shall pay or cause to be paid as base salary to Executive the amount of Ten Thousand Eight Hundred Thirty-Three Dollars ($10,833) per calendar month. Said base salary shall be payable in conformity with Bank’s normal payroll periods. Executive’s base salary shall be reviewed by the Board of Directors from time to time, at its discretion, and Executive shall receive such base salary increases, if any, as the Board of Directors, in its sole discretion, shall determine.

2.                                       Initial Bonus.  Upon entering into this Agreement Bank shall pay Executive an initial bonus equal to the difference between Executive’s base salary set forth in Paragraph C.1. above and the actual base salary paid to Executive for the period from January 1 2002 until the date of this Agreement.

3.                                       First Year Bonus.  Bank shall pay Executive a bonus of Ten Thousand Dollars ($10,000) during December, 2002.

4.                                        Discretionary Bonus.  In addition, Executive may receive such discretionary bonuses, if any, as the Board of Directors, in its sole discretion, shall determine.

D.                                                                                    EXECUTIVE BENEFITS

1.                                        Vacation and Sick Pay.  Executive shall be entitled to four (4) weeks vacation per year during the Term, in accordance with Bank’s Personnel Policy; provided, however, that each year of the Term Executive is required to and shall take at least two (2) weeks of said vacation (the “Mandatory Vacation”), which shall be taken consecutively. Any vacation time not used in excess of the Mandatory Vacation may be accumulated in accordance with Bank’s Personnel Policy. Executive shall also be entitled to sick pay in accordance with Bank’s Personnel Policy.

2.                                       Group Medical and Life Insurance Benefits.  Pursuant to Bank’s policies, Bank shall continue to provide for Executive’s participation in Bank’s group medical, dental, vision and life insurance benefits, as provided to Bank’s other officers; provided, however, that Executive shall continue to be provided $250,000 in life insurance benefits. Said insurance coverage shall continue throughout the Term. Bank’s liability to Executive for any breach of this Paragraph D.2 shall be limited to the amount of premiums payable by Bank to obtain the coverage contemplated herein.

3.                                       Automobile Allowance.  During the Term Bank shall provide Executive with a Six Hundred Fifty Dollars ($650) per month automobile allowance.

4.                                       Additional Benefits.  Executive shall be entitled to participate in all programs, rights and benefits for which Executive is otherwise entitled under any 401(k) plan, bonus plan, incentive plan, participation plan, extra compensation plan, pension plan, profit sharing plan, savings plan, life, medical, dental, other health care, disability or other insurance plan or policy or other plan or benefit Bank may provide for senior executives or for employees of Bank generally, from time to time, in effect during the Term. Bank further agrees to investigate a life insurance-based annuity program for Executive’s benefit.

E.                                                                                      BUSINESS EXPENSES AND REIMBURSEMENT

1.                                       Business Expenses.  Executive shall be entailed to reimbursement by Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for Bank during the Term, which types of expenditures shall be determined by the Board of Directors, provided that:

(a)                                   Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of Bank as a business expense and not as deductible compensation to Executive; and

(b)                                Executive furnishes to Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authority for the substantiation of such expenditures as deductible business expenses of Bank and not as deductible compensation to Executive.

2.                                      Reimbursement.  Executive agrees that, if at any time payment made to Executive by Bank for business expense reimbursement shall be disallowed in whole or in part as a deductible business expense by the appropriate taxing authorities, the amount so disallowed shall be treated as taxable compensation to Executive.

F.                                                                                      TERMINATION

1.                                     Termination.  Bank may terminate Executive’s employment at any time without further obligation or liability to Executive, by action of the Board of Directors:

(a)                                 If Executive fails to perform Executive’s duties or habitually neglects Executive’s duties;

(b)                                If Executive engages in illegal activity which materially adversely affects Bank’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as determined by the Board of Directors in good faith;

(c)                                If Executive has committed any act which would cause termination of coverage under Bank’s Bankers Blanket Bond as to Executive or as to Bank as a whole;

(d)                               If Executive is deceased; or

(e)                                If Executive is found to be physically or mentally incapable of performing Executive’s duties for a period of ninety (90) days or greater by the Board of Directors, in good faith. Such termination shall not prejudice any remedy which Bank may have at law, in equity, or under this Agreement.  Termination pursuant to this Paragraph F.1 shall become effective two (2) days after written notice of termination.

2.                                       Action by Supervisory Authority.  Executive’s employment shall terminate immediately without further liability or obligation to Executive:

(a)                                 If Bank is closed or taken over by the Comptroller of the Currency or other supervisory authority, including the Federal Deposit Insurance Corporation; or

(b)                                If such supervisory authority should exercise its statutory powers of removal to remove Executive from office.

3.                                        Merger or Transfer of Assets.  This Agreement shall not be terminated due to: (a) a merger where Bank is not the surviving corporation; (b) a consolidation; or (c) a transfer of all or substantially all of the assets of Bank. Bank shall take all actions necessary to insure that the surviving or resulting corporation, if other than Bank, or transferee of Bank’s assets is bound by and shall have the benefit of the provisions of this Agreement. In the case of dissolution, this Agreement shall be terminated.

4.                                       Termination Without Cause.  Notwithstanding anything to the contrary herein, Executive’s employment may be terminated at any time without cause by Bank upon five (5) days’ written notice of termination to Executive and by Executive upon sixty (60) days’ written notice of termination to Bank. In the event Bank elects to terminate this Agreement pursuant to this Paragraph F.4, Executive shall be entitled to compensation equal to six (6) months’ base salary, payable in equal installments over a six (6) month period in conformity with Bank’s normal payroll periods; provided, however, in the event Bank or its successor elects to terminate this Agreement pursuant to the provisions hereof and there has been a “Corporate Reorganization,” or in the event Executive elects to terminate this Agreement for “Good Cause” after a “Corporate Reorganization,” Executive shall be entitled to: (i) compensation equal to sixty (60) months’ base salary, payable in a lump sum; and (ii) payment by Bank of premiums for Executive’s insurance coverages required pursuant to Paragraph D.2 hereof and payment by

Bank of Executive’s automobile allowance required pursuant to Paragraph D.3 hereof for a period of sixty (60) months, payable in a lump sum. In the event Executive elects to terminate this Agreement pursuant to the provisions hereof without “Good Cause” after a “Corporate Reorganization,” Bank and Executive shall not be entitled to any compensation.

For purposes of this Paragraph F.4, a “Corporate Reorganization” shall be deemed to have occurred: (i) in the event of a merger or consolidation where Bank or its parent holding company is not the surviving corporation, except where Bank’s sole shareholder or its parent holding company’s shareholders exchange its or their interests for more than fifty percent (50%) control of the surviving corporation; (ii) in the event of a transfer of all or substantially all of the assets of Bank; or (iii) in the event of any other corporate reorganization where there is a change in ownership of Bank or its parent holding company of more than fifty percent (50%), except as may result from a transfer of shares to another corporation in exchange for more than fifty percent (50%) control of that corporation. Thus, for example, a Corporate Reorganization will not be deemed to have occurred if one hundred percent (100%) ownership of Bank’s corporate parent is transferred, so long as those individuals who were shareholders of Bank’s corporate parent prior to the transfer own more than fifty percent (50%) of the new holding company after the transfer.

For purposes of this Paragraph F.4, the following shall constitute “Good Cause”: (i) subsequent to a “Corporate Reorganization,” and without Executive’s express written consent, the assignment to Executive of any duties substantially inconsistent with Executive’s positions, duties, responsibilities and status with Bank immediately prior to the “Corporate Reorganization,” or a substantial change in Executive’s reporting responsibilities, titles or offices as in effect immediately prior to the “Corporate Reorganization,” or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of Executive’s employment pursuant to Paragraphs F.1 or F.2 hereof, or as a result of Executive’s retirement, or by Executive other than for “Good Cause”; (ii) subsequent to a “Corporate Reorganization,” a 10% or greater reduction by Bank in Executive’s base salary and benefits as in effect on the Effective Date or as the same may be increased from time to time; (iii) subsequent to a “Corporate Reorganization” and without Executive’s express written consent, Bank’s requiring Executive to be based anywhere other than within 15 miles of Bank’s present main office location, exclusive of required travel on Bank business; or (iv) subsequent to a “Corporate Reorganization,” the failure by Bank to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Paragraph G.5 hereof.

5.                                        Effect of Termination.  In the event of termination of Executive’s employment prior to the completion of the original Term or any extension for any of the reasons specified in Paragraphs F.1 through F.4, Executive shall be entitled to the salary earned by Executive prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date and accrued but unused vacation time; but Executive shall be entitled to no further compensation for services rendered after the date of termination.

6.                                         Resignation From Board of Directors.  In the event Executive’s employment as President and Chief Executive Officer of Bank is terminated for any reason or Executive otherwise becomes unaffiliated with Bank, Executive shall, and does hereby agree to, tender her written resignation from the Board of Directors of Bank effective on the date of termination, resignation or nonaffiliation.

G.                                                                                     GENERAL PROVISIONS

1.                                         Trade Secrets.  During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank, including its operations and business, and the identity of customers of Bank, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or for a period of five (5) years after the termination of Executive’s employment, except as required in the course of Executive’s employment with Bank.

2.                                        Covenant Not to Interfere.  Executive hereby covenants and agrees that Executive will not now, or for the period during which Executive receives any compensation from Bank, whether pursuant to Paragraph F.4 hereof or otherwise, plus an additional period of one year, disrupt, damage, impair or interfere with the business of Bank, whether by way of interfering with or raiding its employees, disrupting its relationships with customers and their agents, representatives or vendors, or otherwise. After termination of employment, Executive is not, however, restricted from being employed by or engaged in a competing business.

3.                                         Return of Documents.  Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during Executive’s employment with Bank are solely the property of Bank, and that Executive has no right, title or interest therein. Upon termination of Executive’s employment, Executive or Executive’s representative shall promptly deliver possession of all of said property to Bank in good condition.

4.                                         Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or by facsimile, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the party at the address appearing at the beginning of this Agreement. Either party may change its address by written notice in accordance with this paragraph.

5.                                         Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

6.                                         Applicable Law.  Except to the extent governed by the laws of the United States, this Agreement is to be governed by and construed under the laws of the State of California.

7.                                         Captions and Paragraph Headings.  Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

8.                                         Invalid Provisions.  Should any provisions of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

9.                                          Entire Agreement. Except for a Stock Option Agreement and an incentive compensation plan which may be entered into by and between Bank and Executive, this Agreement contains the entire agreement of the parties and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Bank and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MISSION COMMUNITY BANK, N.A.

By:	/s/ Gary E. Stemper

By:	/s/ William B. Coy

/s/ Anita M. Robinson
ANITA M. ROBINSON